Exhibit 99.1

FOR IMMEDIATE RELEASE

MISCOR Group Announces Listing of Common Stock on OTC Bulletin Board

SOUTH BEND, Ind., Aug. 17, 2006 - Industrial services provider MISCOR Group, Ltd., (OTC BB: MCGL) today announced its common stock has been approved for listing on the OTC Bulletin Board (OTC BB). MISCOR’s initial public registration of 199,628,252 shares of common stock was declared effective by the Securities and Exchange Commission (SEC) on May 12, 2006.

The ticker symbol for the Company’s common stock is MCGL.OB.

“We have met a major milestone for our Company and our shareholders. The OTC Bulletin Board provides our shareholders with a platform for greater liquidity and transparency,” said John Martell, president and CEO of MISCOR Group. “Our management team has done an outstanding job in achieving this goal by remaining focused on growing sales, integrating our acquisitions and increasing cash flow to reduce debt and improve earnings.”

MISCOR, a South Bend, Indiana-based provider of electrical contracting and services for specialty electric motors, lifting magnets, power distribution systems, and large diesel engines, has continued to grow sales by expanding operations and making prudent, targeted acquisitions.

Prior to registering as a public company, MISCOR’s success as a rapidly growing private company was recognized by Inc. magazine, which ranked the Company #128 among the 500 fastest-growing private companies in the country for 2005. It was the second year in a row MISCOR was ranked by the Inc. 500, having previously been ranked #58 for 2004. In addition, MISCOR was recently ranked #3 on the Inner City 100’s list of fastest-growing inner city companies in America with a five-year growth rate of 3,413 percent.

“We have a strong track record of growth and success as a private company, and we expect to continue that trend as a public company,” said Martell. “As an emerging leader in the industrial services and electrical contracting markets, we are focused on transforming ourselves into a national enterprise focused on sustainable, profitable growth.”

Approval to trade on the OTC BB is contingent upon the Company’s continued compliance with all applicable listing standards, and may be rescinded if the Company is not in compliance with such standards.

About MISCOR
Formerly known as Magnetech Integrated Services Corp., MISCOR conducts operations through three principal subsidiaries: Magnetech Industrial Services, Inc., which is primarily engaged in providing maintenance and repair services to industry for electric motors, lifting magnets and power distribution systems; Martell Electric, LLC which provides a wide range of electrical contracting services for industrial, commercial and institutional customers; and HK Engine Components, LLC which manufactures, repairs and engineers power assemblies for large diesel engines. Ranked on the Inc. 500 in each of the last two years, MISCOR has grown to more than 400 employees in 12 locations nationwide.

Forward Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to the Company's SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.